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                                                             EXHIBIT 99.B2(g)(i)

               COLUMBIA MANAGEMENT MULTI-STRATEGY HEDGE FUND, LLC

                              MANAGEMENT AGREEMENT

     AGREEMENT made this 11th day of October, 2002 by and between Columbia Management Multi-Strategy Hedge Fund, LLC, a Delaware limited liability company (the "Fund") and Columbia Management Company, an Oregon corporation (the "Manager").

                                   WITNESSETH:

     WHEREAS, the Fund has been established under the laws of the State of Delaware (i) to invest in a portfolio of Portfolio Funds (as defined below), which invest and trade in a broad range of securities, currencies, commodities and other financial instruments and (ii) to maintain from time to time a limited exposure to currencies and other commodities;

     WHEREAS, (i) pursuant to Section 8(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), the Fund intends to register as a non-diversified, closed-end management investment company under the 1940 Act by filing a Form N-8A Notification of Registration with the Securities and Exchange Commission ("SEC") on or before January 1, 2003, and (ii) pursuant to Section 8(b) of the 1940 Act, the Fund intends to file its Registration Statement on Form N-2 with the SEC on or before January 1, 2003;

     WHEREAS, the Fund and the Manager wish to enter into an agreement setting forth the terms upon which the Manager (or certain other parties acting pursuant to delegation from the Manager) will perform certain services for the Fund;

     NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

          1.   (a)   The Fund hereby employs the Manager to furnish the Fund
     continuously with Portfolio Management Services (as defined in Section 2 hereof), subject to the authority of the Manager to delegate certain of its responsibilities hereunder to other parties as provided in Section 1(b) hereof. The Manager hereby accepts such employment and agrees, at its own expense, to furnish such services (either directly or pursuant to delegation to other parties as and to the extent permitted by Section 1(b) hereof) and to assume the obligations herein set forth, for the compensation herein provided. The Manager shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

          (b) The Manager may delegate any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services (and assumption of related expenses) with respect to all or any portion of the Fund's assets to one or more other

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     parties (each such party, a "Subadviser"), pursuant in each case to a written agreement with such Subadviser that meets the requirements of
     Section 15 of the Investment Company Act of 1940 and the rules thereunder (the "1940 Act") applicable to contracts for service as investment adviser of a registered investment company (including without limitation the requirements for approval by the Fund's Board of Directors (the "Board") and the investors in the Fund), subject, however, to such exemptions or no-action positions as may be granted by the Securities and Exchange Commission or its staff. Any Subadviser may (but need not) be affiliated with the Manager.

          (c) In the event that the Manager delegates to one or more Subadvisers all or part of its responsibilities hereunder with respect to the provision of Portfolio Management Services with respect to all or any portion of the Fund's assets, the Manager hereby agrees to furnish to the Fund the following services ("Oversight Services"):

               (i) supervision and oversight of each Subadviser's provision of Portfolio Management Services with respect to the Fund;

               (ii) periodic evaluation of the Portfolio Management Services provided by each Subadviser, and of the investment performance of the Fund;

               (iii) advice to and consultation with the Board with respect to matters relating to the investment operations of the Fund, including matters relating to the selection, evaluation, retention and possible termination of each Subadviser; and

               (iv) regular reporting to the Board with respect to the foregoing matters.

     2. The Manager acknowledges that the Fund will seek to achieve its investment objective(s) (the "Fund Objective(s)") by investing and reinvesting its assets primarily in a portfolio of equity interests issued by limited partnerships, limited liability companies, business trusts and similar business vehicles whose primary business is investing in securities and other financial instruments but that are not registered or required to register as investment companies under the 1940 Act by virtue of the exclusion from the definition of "investment company" provided by Section 3(c)(1) or Section 3(c)(7) of the 1940 Act ("Portfolio Funds"). Accordingly, in providing services to the Fund hereunder, the Manager shall (subject to any delegation made pursuant to Section 1(b) of this Agreement) perform the following duties ("Portfolio Management Services"), in each case based upon its professional skill, experience and judgment:

          (a) obtaining and evaluating such economic, statistical and financial data and information and undertaking such additional investment research as shall be necessary or advisable for the management of the investment and reinvestment of the assets of the Fund in accordance with the Fund Objective(s);

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          (b)  identifying Portfolio Funds that are suitable investments for the
     Fund in light of the Fund Objective(s);

          (c) allocating the Fund's assets among Portfolio Funds in light of the Fund Objective(s);

          (d) purchasing and selling securities of Portfolio Funds and other issuers on behalf of the Fund, including the completion and execution of subscription agreements or similar contracts on behalf of the Fund with respect to, and placing orders for, such purchases and sales;

          (e) monitoring the performance of the Portfolio Funds in which the Fund has invested with a view to determining whether continued investment by the Fund in such Portfolio Funds is appropriate in light of the Fund Objective(s);

          (f) evaluating and recommending appropriate changes to the Fund Objective(s) from time to time;

          (g) providing such other advice and services as the Board may from time to time reasonably request in connection with the investment operations of the Fund; and

          (h) regularly reporting to the Board with respect to the implementation of the investment policies of the Fund.

     3. Nothing in this Agreement shall require the Manager to bear, or to reimburse the Fund for:

          (a) office space, office supplies, facilities and equipment for the Fund;

          (b) executive and other personnel for managing the affairs of the Fund, other than for the provision of (1) Portfolio Management Services and
     (2) Oversight Services (if the Manager shall have delegated to one or more Subadvisers any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services);

          (c) any of the costs of printing and mailing the items referred to in Sub-Section (p) of this Section 3;

          (d) any of the costs of preparing, printing and distributing sales literature;

          (e) compensation of members of the Board of the Fund who are not directors, officers or employees of the Manager or of any affiliated person (other than a registered investment company) of the Manager;

          (f) registration, filing and other fees in connection with requirements of regulatory authorities;

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          (g)  the charges and expenses of any entity appointed by the Fund for custodial, paying agent, investor servicing and administration services;

          (h) charges and expenses of independent accountants retained by the Fund;

          (i) charges and expenses of any transfer agents and registrars appointed by the Fund;

          (j) brokers' commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party;

          (k) taxes and fees payable by the Fund to federal, state or other governmental agencies;

          (l)  any cost of certificates representing interests in the Fund;

          (m) legal fees and expenses in connection with the affairs of the Fund, including fees and expenses incurred in connection with compliance with federal and state securities and other laws;

          (n)  expenses of meetings of investors in, and the Board of, the Fund;

          (o)  interest, including interest on borrowings by the Fund;

          (p) the costs of services, including services of counsel, required in connection with the preparation of the Fund's registration statements and offering memoranda, including amendments and revisions thereto, annual, semiannual and other periodic reports of the Fund, and notices and proxy solicitation material furnished to investors in the Fund or regulatory authorities; and

          (q) the Fund's expenses of bookkeeping, accounting, auditing and financial reporting, including related clerical expenses.

     4. All activities undertaken by the Manager or any Subadviser pursuant to this Agreement shall at all times be subject to the supervision and control of the Board, any duly constituted committee thereof or any officer of the Fund acting pursuant to like authority and to such policies as the Board may determine.

     5. The services to be provided by the Manager hereunder are not to be deemed exclusive and the Manager shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

     6. As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation calculated and payable in the manner set out in Schedule A hereto (or such lesser amount as the Manager may from time to time agree to receive). The Manager hereby acknowledges that the Fund's

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obligation to pay such compensation is binding only on the assets and property belonging to the Fund.

     7. It is understood that any of the investors in and managers, officers, employees and agents of the Fund may be a shareholder, member, partner, director, officer, employee or agent of, or be otherwise interested in, the Manager, any affiliated person of the Manager, any organization in which the Manager may have an interest or any organization which may have an interest in the Manager; that the Manager, any such affiliated person or any such organization may have an interest in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in this Agreement and Operating Agreement of the Fund, the certificate of incorporation and by-laws of the Manager or specific provisions of applicable law.

     8. The Fund acknowledges that, as between the Fund and the Manager, the Manager owns and controls the terms "Columbia" and "Columbia Management." The Manager consents to the use by the Fund of the name "Columbia Management Multi-Strategy Hedge Fund, LLC" or any other name embodying the terms "Columbia" or "Columbia Management," in such forms as the Manager shall in writing approve, but only on condition and so long as (i) this Agreement shall remain in full force and (ii) the Fund shall fully perform, fulfill and comply with all provisions of this Agreement expressed herein to be performed, fulfilled or complied with by it. No such name shall be used by the Fund at any time or in any place or for any purposes or under any conditions except as in this Section 8 provided. The foregoing authorization by the Manager to the Fund to use said terms as part of a business or name is not exclusive of the right of the Manager itself to use, or to authorize others to use, the same; the Fund acknowledges and agrees that as between the Manager and the Fund, the Manager has the exclusive right so to use, or authorize others to use, said terms, and the Fund agrees to take such action as may reasonably be requested by the Manager to give full effect to the provisions of this Section 8 (including, without limitation, consenting to such use of said terms). Without limiting the generality of the foregoing, the Fund agrees that, upon any termination of this Agreement by either party or upon the violation of any of its provisions by the Fund, the Fund will, at the request of the Manager made at any time after the Manager has knowledge of such termination or violation, use its best efforts to change the name of the Fund so as to eliminate all reference, if any, to the terms "Columbia" or "Columbia Management," and will not thereafter transact any business in a name containing the terms "Columbia" or "Columbia Management" in any form or combination whatsoever, or (except as may otherwise be required by law) designate itself as the same entity as or successor to any entity of such name, or otherwise use the terms "Columbia or "Columbia Management" or any other reference to the Manager. Such covenants on the part of the Fund shall be binding upon it, its managers, officers, shareholders, creditors and all other persons claiming under or through it.

     9. This Agreement shall become effective as of the date of its execution, and

          (a) unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of

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     the members of the Board who are not interested persons of the Fund or the
     Manager, cast in person at a meeting called for the purpose of voting on such approval;

          (b) this Agreement may at any time be terminated on sixty days' written notice to the Manager either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund;

          (c) this Agreement shall automatically terminate in the event of its assignment;

          (d) this Agreement may be terminated by the Manager on ninety days' written notice to the Fund; and

          (e) if the Manager requires the Fund to change its name so as to eliminate all references to the terms "Columbia" or "Columbia Management" this Agreement shall automatically terminate at the time of such change unless the continuance of this Agreement after such change shall have been specifically approved by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the members of the Board who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

     Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty.

     10. This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Fund shall have been approved by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the members of the Board who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

     11. For the purpose of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions or no-action positions as may be granted by the Securities and Exchange Commission or its staff under the 1940 Act.

     12. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager, including its officers, directors, employees or agents shall not be subject to any liability to the Fund, to any investor in the Fund or to any officer or manager thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

     13. If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid, illegal or otherwise unenforceable to any extent, then, to the fullest extent permitted by law: (a) such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement; (b) all other terms and provisions of this Agreement shall remain in full force and effect and shall be liberally construed in order to carry

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out the intent of the parties hereto as nearly as may be possible; and (c) the parties hereto shall use all reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intent of this Agreement.

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                                                            Management Agreement

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                          COLUMBIA MANAGEMENT
                                          MULTI-STRATEGY FUND, LLC


                                          By: /s/ Keith Banks
                                              Keith Banks, President


                                          COLUMBIA MANAGEMENT COMPANY


                                          By: /s/ Joseph R. Palombo
                                              Name: Joseph R. Palombo
                                              Title: Chief Operating Officer

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                                   SCHEDULE A

                                  COMPENSATION

     Capitalized terms used in this Schedule A but not defined herein or elsewhere in this Agreement shall have the meanings given them in the Fund's Operating Agreement, as in effect from time to time.

     The compensation payable by the Fund to the Manager under this Agreement shall consist of the following:

     1. MANAGEMENT FEE. The Fund will pay to the Manager a management fee (the "Management Fee"), monthly in arrears. The Management Fee is payable at the annual rate of 1.0% of the average net assets of the Fund. On or before the tenth business day of each month, the Fund will calculate an amount (the "Monthly Management Fee") equal to 0.0833% of the net asset value of the Fund as of the last business day of the previous month, determined before giving effect to the payment of the accrued Monthly Management Fee being calculated or to any repurchases or distributions (including any distributions made to Special Members in payment of the Incentive Allocation) as of such date or any capital contributions made on such date (such capital contributions being deemed to be made as of the next day). The Fund will pay the Monthly Management Fee for each Payment Month to the Manager on or before the thirtieth day of the following month. The Monthly Management Fee shall be calculated on a pro rata basis in the case of any partial months.

     Within 60 days after the Fund's fiscal year end, the Fund will cause its net asset value as of the last business day of each month in such fiscal year to be reviewed. Based on the review, the Monthly Management Fee for each month in such fiscal year shall be recalculated. If the sum of the Monthly Management Fees (as recalculated) for such fiscal year exceeds the amounts paid already by the Fund to the Manager in respect of such Monthly Management Fees, then the Fund shall pay the amount of such excess to the Manager within 45 days after the completion of the review. If the sum of the Monthly Management Fees (as recalculated) for such fiscal year is less than the amounts paid already by the Fund in respect of such Monthly Management Fees, then the Fund shall reduce the amount of the next Monthly Management Fee paid by it to the Manager by the amount of such deficit (and, if necessary to fully account for such deficit, subsequent Monthly Management Fees).

     2. INCENTIVE ALLOCATION. In accordance with the terms of the Fund's Operating Agreement, the Manager will receive the Incentive Allocation, which shall be credited to its special advisory account; provided that if, pursuant to the terms of any agreement with any one or more Subadvisers permitted by this Agreement, any portion of the Incentive Allocation is to be paid to such Subadviser(s), then the Manager will receive the Incentive Allocation less any portion thereof that is payable to such Subadviser(s).

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     3.   REIMBURSEMENT OF CERTAIN EXPENSES. The Fund will reimburse the Manager or one or more Subadvisers for out-of-pocket expenses incurred by the Manager or such Subadviser(s) in connection with the provision of Portfolio Management Services to the Fund, provided that the total amount of such reimbursement shall not exceed $25,000 for any calendar year.